Exhibit 10.4

CORE USA Dealership Agreement

THIS DEALERSHIP AGREEMENT is executed is made and entered into this ____ day of ________ , 2005, by and between CORE (USA) Community Oriented Resource Environment, Inc., a corporation formed under Nevada law, with its principal business address at 14320 Marc Road, Maple Ridge, British Columbia V4R 2G5, and _____________, whose principal business address is ____________________________.

DEFINITIONS

For the purposes of this Agreement the following are hereby defined:

(a) "$" means the currency of the United States unless specifically stated otherwise.

(b) "Affiliate" of any person means any corporation which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such person.

(c) "Agreement" means this agreement and all instruments supplemental hereto or in amendment hereof.

(d) "ASA" means All Sports Administration Inc., a Canadian federal corporation.

(e) "Business" means the business of the Dealer providing the Services under license from the Company pursuant to the terms of this Agreement.

(f) "Company" means CORE (USA) Community - Oriented Resource Environment, Inc. and may also be referred to as "CORE", "CORE USA", "we", "us", or "our company.

(g) "Confidential Information" means all information that is proprietary to Company and without restricting the generality of the foregoing includes the Dealership Agreement and any agreements, documents and draft documents related thereto; the System and any changes and improvements made from time to time; business strategies and business strategy materials, the Manual and any additions, amendments, deletions or changes made from time to time, customer or supplier lists, market research, market strategies, processes, techniques, including development of new products and services, computer software and information concerning technical financial business and taxation plans including all financial information and records of Company all of which are provided or disclosed to the Dealership by Company or by any employee, customer, dealership or supplier of Company or found or reviewed by the Dealership during any investigations, inspections or examinations of Company's facilities or documents.

(h) "CORE Image" has the meaning ascribed to it in section 28.

(i) "CORE Network" means hosting, websites, software development and data management.

(j) "Customer" mean the persons, associations, communities, businesses, not-for profit organizations using the CORE Network system for their business transactions.

(k) "Dealer" means the person signing the agreement whether on behalf of a Corporation, Limited Liability Company, Partnership or Proprietorship, and may also be referred to as "you" or "your".

(l) "Dealership" means the Dealership granted by Company to the Dealer under and subject to the terms and conditions of this Agreement.

(m) "Dealership Agreement" means this Agreement unless the stated otherwise.

(n) "Dealership Fee" has the meaning ascribed to it in section 5.

(o) "End User" or "User" mean the persons using the CORE Network for registration, information and personal use.

(p) "House Accounts" means those State and National level accounts for Customers that either CORE or the Dealers sign up and the Customers execute a formal agreement.

(q) "License Agreement" means the Application Software License and Support Agreement dated August 24, 2004 between ASA and the Company, whereby ASA granted a twenty year license to the Company to use the Products in the United States.

(r) "Manual" means, collectively, all directives, books, pamphlets, bulletins, memoranda, order forms, invoices, letters, e-mail, or other publications, documents, software programs, video tapes, transmittances or communications, in whatever form (including electronic form) prepared by or on behalf of Company for use by the CORE USA Dealership generally or for the Dealership in particular, setting forth information, advice and standards, requirements, operating procedures, instructions or policies relating to the operation of the Business or the operation of CORE USA Dealership, as same may be added to, deleted or otherwise amended by Company, from time to time.

(s) "Names and Marks" means the trademark, "CORE USA" together with such other trade names, trade marks, symbols, logos, distinctive names, service marks, certification marks, logo designs, insignia or otherwise which may be designated by Company from time to time as part of the System for use by CORE USA Dealership, and not thereafter withdrawn.

(t) "Other Channels" means services other than traditional CORE USA Dealership transaction services and includes, but is not limited to, sales by or through other channels of trade including, educational facilities, training, software and program development.

(u) "premises" means the premise, location, property or physical building where the Dealer or the Dealership conducts the Business.

(v) "Products" mean the software suite of community based application service provider programs.

(w) "Royalty Fee" has the meaning ascribed to it in section 6.

(x) "Services" means all hosting, software maintenance, development and data management, and other services, and other goods and items sold, prepared, handled, dealt with, or otherwise provided in connection with the Business in accordance with the System, whether presently sold or provided, or which may hereafter be required by Company to be sold or provided and materials used or to be used in connection with a business presently carried on or to be carried on using the System.

(y) "System" means the standards, systems, concepts, identifications (including without limitation the Names and Marks), methods and procedures developed and used by Company, or which may hereafter be developed and used by Company for providing the Services and the establishment, management and operation of businesses specializing in the provision of the Services, as set out in the Manual or otherwise, as may be added to, changed, modified, withdrawn or otherwise revised by Company, in its sole discretion and includes, without limiting the generality of the foregoing:

(i) the methods of marketing, presenting and selling the Services; and

(ii) the standards of quality, service and in the operation of the Business.

(z) "Term" has the meaning ascribed to it in section 4.

(aa) "Territory" has the meaning ascribed to it in section 3.

(bb) "Transaction Fee" means all fees charged by CORE to the Customers on sales and transactions from any source (whether retail, wholesale or other nature), derived from conducting the Business, whether or not such amounts are collected and whether payment is made by way of cash, credit or otherwise. The Company has the sole and absolute discretion to set the dollar amount of the Transaction Fee charged by CORE to the Customers. Without limiting the generality of the foregoing, Transaction Fee shall include amounts charged on:

(i) all sales by providing Service in connection with Business transacted, registered or recorded over the internet; and

(ii) the amount of all sales assumed to have been lost by the interruption of business and which is the basis upon which an insurer has paid business interruption insurance.

The following shall not be included in calculating the Transaction Fee:

(iii) the amount of tax imposed by any federal, provincial, municipal or other governmental authority on transaction fees collected from customers, provided that the amount of any such tax is shown separately.

No allowance whatsoever shall be made for bad debts. Each transactional sale of the Services made upon instalment or credit shall be treated as a sale at the full price at the time such Services are delivered or provided, irrespective of the time when the Dealership shall receive payment therefore.

RECITALS

WHEREAS:

A. All Sports Administration Inc. ("ASA") has expended considerable time and effort in developing a suite of community based application service provider programs (referred to as ASP) (collectively referred to in this Agreement as "Products").

B. The Company has developed a business system for supporting customer use which operates under distinctive business formats, methods, procedures, standards and specifications, all of which the Company may improve, further develop or otherwise modify from time to time.

C. ASA owns and has licensed to us under the License Agreement the right to use the Products in and for the territory of the United States of America, including its territories and possessions.

D. Under the License Agreement, the Company may grant to Dealers within the United States, the right to use the Products, to the extent necessary to market and sell to Customers.

E. Under the License Agreement, the Company may not sub-license the use of the Products, except as set forth in the License Agreement, or authorized in writing by ASA, and the Company cannot enter into any sub-licensing agreement until ASA has approved the form and content of the proposed Dealership Agreement.

F. The Company grants to persons who meet our qualifications and are willing to undertake the investment and effort a dealership to own and operate a Dealership offering the Products and Services that we authorize and approve utilizing our business formats, methods, procedures, programs, software, standards and specifications and the Names and Marks (the "System").

G. You have applied to own and operate a CORE USA Dealership.

NOW, THEREFORE, the parties agree:

1. ACKNOWLEDGMENTS

1.1 The Dealer acknowledges that you have read this Agreement and any offering circular that we may provide to you and that you understand and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain our high standards of quality and service and the uniformity of those standards at each CORE USA Dealership and thereby to protect and preserve the goodwill of the Name and Marks.

1.2 You acknowledge that you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that, like any other business, the nature of the business conducted by a CORE USA dealership may evolve and change over time, that an investment in a CORE USA dealership involves business risks and that your business abilities and efforts are vital to the success of the venture.

1.3 Any information you acquire from other CORE USA dealerships relating to their sales, profits or cash flows does not constitute information obtained from us, nor do we make any representation as to the accuracy of any such information.

1.4 You acknowledge that, in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity. All business dealings between you and such persons as a result of this Agreement are solely between you and us.

1.5 You further acknowledge that we have advised you to have this Agreement reviewed and explained to you by an attorney.

1.6 You represent to us, as an inducement to our entry into this Agreement, that all statements you have made and all materials you have submitted to us in connection with your application for and purchase of the dealership are accurate and complete and that you have made no misrepresentations or material omissions in obtaining the dealership. We have approved your application for a dealership for a CORE USA dealership in reliance upon all of your representations to us.

2. CORPORATION, LIMITED LIABILITY COMPANY OR PARTNERSHIP

2.1 If you are at any time a corporation, limited liability company or partnership, you agree and represent that:

(a) You will have the authority to execute, deliver and perform your obligations under this Agreement and are duly organized or formed and validly existing in good standing under the laws of the jurisdiction of your incorporation or formation;

(b) Your organizational documents or partnership agreement will recite that the issuance and transfer of your ownership interests are restricted by the terms of this Agreement, and all certificates and other documents representing your ownership interests will bear a legend referring to the restrictions of this Agreement;

(c) Exhibit A to this Agreement will completely and accurately describe all of your owners and their interests in you; and

(d) The shareholders at any time during the term of this Agreement will sign an agreement in the form that we prescribe and provide an undertaking to be bound jointly and severally by all provisions of this Agreement and any ancillary agreements between the shareholders and Company.

2.2 You and your owners agree to sign and deliver to us such revised Exhibit A as may be necessary to reflect any changes in the information contained therein and to furnish such other information about your organization or formation as we may request.

3. GRANT OF DEALERSHIP

3.1 Subject to all of the terms and conditions of this Agreement, the Company hereby grants to the Dealership, and the Dealership accepts, for the term of this agreement:

(a) An exclusive license to operate a CORE USA Dealership in connection with selling and providing the Services only in the territory outlined in Exhibit B. The Dealership will not carry on any business from the territory other than the Business and it will not pursue any sales other than from the territory without the prior written consent of Company;

(b) A non-exclusive license to use, in connection with the Business, the Names and Marks and such other distinctive trade marks, and advertising material as is approved by Company from time to time; and

(c) A non-exclusive license to use, in connection with the Business, the System developed by Company for the sale of the Services.

3.2 The Dealer acknowledges that the grant of the Dealership herein is personal to the Dealership and specifically to operate the Dealership in the Territory. Company agrees, during the Term, that it will not permit the operation of another Dealership location using the Names and Marks within the territory outlined on Exhibit B attached hereto (the "Territory") provided that the Dealership is not in default of any provision of this Agreement or of any other agreement with Company or any Affiliate of Company.

3.3 The Dealership acknowledges and agrees that Company or any Affiliate of Company may establish CORE USA Dealership or grant Dealerships or licenses therefore at any locations which may hereafter from time to time be selected by Company within the Territory after the Term or upon default.

3.4 The Dealership further acknowledges that, notwithstanding Company's covenant not to operate another core usa Dealership within the Territory, Company may sell, market or distribute Services and products normally sold by core usa through Other Channels of trade and distribution (whether identified with the Names and Marks or otherwise) within the Territory.

4. TERM

4.1 The license granted shall continue for a term of approximately five (5) years, commencing on the date hereof and terminating on the earlier of:

(a) the fifth (5th) anniversary thereof; and

(b) the date of termination provided for under the terms of this Agreement.

The initial term and any renewals thereof are collectively referred to as the "Term".

4.2 Subject to the provisions of this section, the Dealership shall have an option (exercisable only by written notice delivered to Company not more than six (6) months, but not less than three (3) months, prior to the end of the initial term) to renew the license for three (3) further periods of five (5) years each, if, and only if:

(a) The Dealership has been at all times during the Term, and at the expiration of the Term remains, in compliance with this Agreement, and all other contracts between the Dealership and Company or Affiliates of Company and or in any other written agreement, or as determined by Company or the Affiliates of Company;

(b) The Dealership enters into the Company's then current Dealership agreement (which may contain terms substantially different from those herein contained, which may provide for a higher royalty and for greater expenditures for advertising and promotion than are provided hereunder, but which will contain an option to renew for three subsequent renewal terms, and which will not oblige the Dealership to pay a further Dealership fee for the renewal term); and

(c) The Dealership shall pay to Company Five Thousand Dollars ($5,000.00) together with such reasonable legal fees and other reasonable expenses incurred by Company to negotiate and prepare all necessary documents.

4.3 For the purposes hereof, the Dealership shall be deemed to have irrevocably declined to renew the Dealership (and the option shall thereupon terminate) if the Dealership fails to execute and return to Company the new Dealership agreement and other documents required by Company prior to the end of the Term or fails to comply in any other way with the provisions of this section 4.

5. DEALERSHIP FEES

5.1 The Dealership shall pay to Company upon the execution of this Agreement the sum of $0.10 ten cents per capita as defined by the applicable government census of the population for the Territory as a non-recurring and non-refundable Dealership fee (the "Dealership Fee"), being part of the Dealership purchase price listed in Exhibit C attached hereto. The Dealership Fee shall be deemed to have been fully earned by Company when paid.

6. ROYALTY FEE

6.1 In consideration of the continuing use of the System, the Dealership shall pay to Company, during the Term, a royalty fee (the "Royalty Fee") of (25%) Twenty- Five percent of all Transaction Fees, including but not limited to Transaction Fees collected from credit card purchases and cash. However, the Dealer agrees that all funds from Transaction Fees will be deposited in the bank accounts of the Company. The Company will pay to the Dealer its portion of the Royalty Fee by payment to the bank account of the Dealer. The minimum royalty fee charged by the Company will be $0.50 per transaction.

6.2 All cash transactions (the "Cash Transactions") registered over the internet will be billed the appropriate Transaction Fee to the Customers by the Company, and the Dealership will be responsible for the collection thereof. All Cash Transactions will be made payable by cheque to the Company in the name of "CORE USA". The Dealer's share of the Cash Transaction will only be paid to the Dealer when the cheques have been cleared at the Company's bank facilities.

6.3 The Dealership acknowledges that the entitlement to any compensation reported with respect to any tracked or reported activity is solely a function of the terms of your agreement with the relevant customer and that such customer is solely responsible for its payment.

6.4 Dealership will execute from time to time all documents required by Company in order that automatic payments may be made. The Dealership authorizes Company to have access to such account balances from which automatic payments are made.

6.5 The Dealership Fee, and Royalty Fee and all payments for services pursuant to this Agreement are subject to taxes, which shall be due and payable at the same time and in the same manner as such payments. The parties agree that the collection, remittance, and liability for all taxes levied on the Business, Services, and transactions of the Dealer and the Company will be determined by the applicable regulatory taxation authority and the parties agree to comply with all taxation laws, regulations and rules thereof provided however, that the Company may determine in its sole and absolute discretion the procedures and mechanisms by which the taxes are collected and remitted to the relevant taxation authority.

7. HOUSE ACCOUNTS

7.1 For House Accounts, CORE will receive (35%) Thirty-Five per cent of the Royalty Fee instead of the regular (25%) Twenty-Five per cent royalty fee and this will apply to all Dealers included in the territory of the House Account including the Dealer that signs up the House Account.

7.2 When a Dealer signs up a House Account, the Dealer will receive (10%) Ten percent of all transactional revenue derived from House Accounts (including revenue from the Territory of the Dealer that signs up the House Account) for a period of three years commencing from the date of execution of the House Account agreement. This will be additional to the Dealer's (65%) Sixty-Five per cent share of the Transaction Fee after taking into consideration section 7.1.

8. ACCOUNTING

8.1 The Dealership shall, at the Dealership's expense, keep such books and complete records of the Business as a prudent and careful businessperson would normally keep and such financial books and records as the Company may from time to time direct in the Manual or otherwise, including, without limitation, retention of all invoices, order forms, payroll records, cheque records, bank deposit receipts, sales tax records, electronic or otherwise, and returns, cash disbursements journals and general ledgers. All books and records in respect of the Business shall be kept by the Dealership, and the Dealership shall not destroy any records without the written consent of the Company.

8.2 The Dealership shall submit such statements and reports to the Company as are specified in this Agreement or as otherwise may be required by the Company from time to time. All statements and reports shall be in the form and style required by the Company.

8.3 If required by the Company at any time during the Term as part of the System, the Dealership shall, at its expense, acquire and use any manual or computerized accounting, reporting, inventory control, bookkeeping or other similar system and any software or program used in connection therewith as the Company directs, and the Dealership shall keep its books and records and prepare its statements and reports using such system software, and programs. Notwithstanding that the Dealership is required to purchase any software or other programs to be used in connection with any such system, whether from the Company or any Affiliate of the Company or any other supplier or person, the Dealership hereby acknowledges that such software or other programs and any information contained thereon shall be the sole property of the Company and the Dealership shall not acquire any right, title or interest whatsoever in same.

8.4 Without limiting the generality of this section 8, the Dealership shall submit to the Company the following statements or reports in respect of the Business:

(a) within ten (10) days after the end of each calendar month, a statement of Cash Revenue, and other Business activities for such month verified by the Dealership and reported on forms approved by the Company;

(b) within ten (10) days after such documents are filed, an exact copy of all returns, schedules and reports filed by the Dealership for income, corporate or sales tax purposes or any other government remittances;

(c) within twenty (20) days after the end of each quarterly fiscal period, a profit and loss statement for such quarter on forms approved by the Company;

(d) upon the Company's written request, summary of cash disbursements and labour schedules for the preceding calendar month;

(e) within ninety (90) days after the end of each fiscal year of the Dealership, financial statements including without limitation a profit and loss sheet, balance sheet and statement of retained earnings for the Business for the year then ended (prepared by an independent accountant and certified by the Dealership as being true and correct) and a copy of any statements, comments or notices of the auditor or accountant. The Dealership agrees that the Company may adopt a standardized form of financial statement required of all CORE USA Dealerships and, in such event, the Dealership's financial statements shall be prepared in that form;

(f) upon the Company's written request, any other statements or reports required to be maintained by the Dealership pursuant to this section 8; and

(g) such other reports, sales slips, order forms, records, calculations and indices as the Company may, from time to time, require.

8.5 The receipt or use by the Company of any statement or report provided by the Dealership pursuant to this section or the acceptance of any Royalty Fee based thereon, shall neither constitute acceptance of such statement or report nor of any fees payable with respect to any period, nor shall it constitute a waiver by the Company of any obligations of the Dealership under this Agreement. The said receipt or use of any such statement, report or Royalty Fees shall be without prejudice to the Company's right to examine all of the Dealership's books and records.

8.6 The Company may examine all of the Dealership's books and records in respect of the Business during regular business hours and without any prior notice to the Dealership. The Company shall have the right to have a person in the Premises to check and verify such books and records and the Company has the right, and the Dealership acknowledges that it has been advised of such, to employ or hire any person to monitor the Dealership's compliance with its reporting of sales and its obligations under section 8, whether or not the person identifies himself or herself as doing so. In carrying out any examination, the Company may make copies of all documents being examined, including the right to remove same from the Premises to make such copies. The Company may perform a complete or partial audit of the Business at any time without notice. Any such examination or audit shall be at the expense of the Company unless same is necessitated by the failure of the Dealership to prepare and deliver the required statement and reports, or to keep its books and records as required. In any of such events, the Dealership shall pay the expense of the audit or examination forthwith upon demand including, without limitation, the fees and disbursements of any independent accountant or accounting firm, its employees or representatives.

8.7 The Dealership acknowledges that the Company may, at its option, organize a national auditing system for all CORE USA dealerships with a single firm of chartered accountants. If such a system is organized, the Dealership shall, at the Dealership's expense, have financial statements prepared immediately following each fiscal year by such designated firm of chartered accountants and shall deliver a copy of such financial statement to the Company as soon as it becomes available.

8.8 The Dealership hereby authorizes the Company to make such enquiries of the Dealership's bankers, suppliers and trade creditors as the Company may require in order to obtain information and copies of documents concerning the Business and the Dealership hereby directs such persons and companies to provide to the Company such information and copies of documents pertaining to the Business as the Company may request. The Dealership agrees to execute and deliver such directions, authorizations or other documents as the Company may require in order to permit the appropriate persons to disclose or release such information and documents to the Company.

9. TRAINING AND ASSISTANCE

9.1 Before the CORE USA Dealership begins operating, Company will furnish training on the operation of a CORE USA Dealership. A training program for up to two trainees will be furnished at our designated training facility. The Dealer primarily responsible for the day to day operation of the CORE USA Dealership who has executed a covenant to be bound by the confidentiality provisions of section 33 and has been approved by the Company, acting reasonably, shall complete the training program as required by the Company and pass a training course. The trainees will be trained by the Company at no cost, except in a case where the trainees are more than two persons in which case any additional persons shall be trained at the Company's cost of One Thousand Seven Hundred Fifty Dollars ($1,750.00) per person.

9.2 Dealership will be responsible for the compensation of the trainees during the training period and the travel and living expenses the trainees incur in connection with training. Dealership agrees to replace a trainee if Company determines that he or she is not qualified to serve in this capacity at the CORE USA Dealership.

9.3 At such time as may be designated by the Company, the Company shall furnish, and the Dealership shall attend all training programs and conferences on the operation of a CORE USA Dealership. All such training programs shall be at locations as the Company may designate. The Dealership shall be responsible for the Dealership's expenses incurred in connection with travel, accommodation, meals and attendance at all such training programs.

9.4 The Dealership shall hire and train, at the Dealership's expense, all employees of the Business, and shall be exclusively responsible for the terms of their employment and compensation. The Dealership shall ensure that employees attend all employee training programs presented by the Company. The Company shall be entitled to charge a reasonable fee for conducting such staff training programs. The Dealership shall at all times maintain a sufficient number of trained employees to service the Dealership's customers, as may be directed by the Company from time to time.

9.5 At no additional cost to the Dealership, the Company shall furnish to the Dealership such advice and assistance in connection with the operation of the Business as is, from time to time, reasonably required in the Company's opinion. Operating assistance may consist of advice and guidance with respect to:

(a) All administration and collection of all Transaction Fees;

(b) Methods and procedures for the sale of approved products and the Services;

(c) Such additional products or services as the Company may approve, from time to time, to be used or offered for sale including new software by CORE USA Dealerships;

(d) The purchase, operation, maintenance and use of equipment and technology; and

(e) The establishment and implementation of administrative, bookkeeping, accounting, and general operating procedures for the proper operation of the Business.

9.6 Upon reasonable written request by the Dealership, as determined by the Company, the Company shall endeavour to furnish services to the Dealership to aid in the solution of specific problems encountered by the Dealership which are beyond the scope of the Company's obligations in section 9.5 above. The Dealership shall reimburse the Company promptly for its time expended and its expenses incurred in aiding the Dealership with such problems, at the Company's then current fees for such services.

10. TECHNICAL SUPPORT SYSTEM

10.1 At no additional cost to the Dealership, the Company shall furnish to the Dealership technical support assistance and such advice and assistance in connection with the operation of the Business as is, from time to time, reasonably required in the Company's opinion. Operating assistance may consist of advice and guidance with respect to:

(a) A toll free support line open 7 days a week for 12 hours per day for technical software assistance to both Dealership and End Users; and

(b) Such additional products or services as the Company may approve, from time to time, to be used or offered for sale including new software by CORE USA Dealerships.

11. Operations

11.1 The Dealership recognizes that the development, change and improvement of the System, the Services and the standards and procedures set out in the Manuals is necessary to maintain CORE USA Dealerships. The Dealership acknowledges that Company may develop, establish and amend from time to time its requirements, standards and procedures required of Dealership for the operation of CORE USA Dealerships and the Dealership agrees to comply with, accept and implement new or revised requirements, standards and procedures as directed by Company.

11.2 All developments and improvements to the System whether made by Company, the Dealership or CORE USA Dealerships of Company shall form part of the System, shall be owned by Company and may be made available to all CORE USA Dealerships including the Dealership in accordance with this Agreement.

12. EQUIPMENT AND MATERIALS

12.1 The Dealership shall purchase and utilize all equipment, material and furnishings necessary to operate CORE USA Dealerships. Without restricting the generality of the foregoing the Dealership shall install such computer networks including hardware and software as required by Company from time to time. In order to maintain consistent standards Company may specify or approve suppliers of equipment and product that meet standards and specifications of the System and in such case the Dealership shall only purchase approved equipment and products for use in CORE USA Dealerships. All equipment, product and supplies will be added, eliminated, substituted or modified as soon as practical in accordance with changes in Company's specifications and requirements but in any case within the time directed by Company. Any equipment sold by Company or an affiliate of Company to the Dealership shall be based on fair market value plus any reasonable administration fees that may be incurred.

13. COMPUTER

13.1 You agree to use in the development and operation of the Dealership computer terminals and operating software ("Computer System") that we specify from time to time. You acknowledge that we have developed a Computer System and specifications for certain components of the Computer System and may modify such specifications and the components of the Computer System from time to time. As part of the Computer System, we may require you to obtain specified computer hardware and/or software, including, without limitation, a license to use proprietary software developed by us or others. Our modification of such specifications for the components of the Computer System may require you to incur costs to purchase, lease and/or license new or modified computer hardware and/or software and to obtain service and support for the Computer System during the term of this Agreement. You acknowledge that we cannot estimate the future costs of the Computer System (or additions or modification thereto) and that the cost to you of obtaining the Computer System (including software licenses) (or additions or modification thereto) may not be fully amortizable over the remaining term of this Agreement. Nonetheless, you agree to incur such costs in connection with obtaining the computer hardware and software comprising the Computer System (or additions or modification thereto), provided you shall not be required to spend more than $5,000 annually for such changes. Within sixty (60) days after you receive notice from us, you agree to obtain the components of the Computer System that we designate and require. You further acknowledge and agree that we have the right to charge a reasonable systems fee for software or systems modifications and enhancements specifically made for us that is licensed to you and other maintenance and support services that we furnish to you related to the Computer System.

14. STANDARDS OF OPERATION

14.1 During the term of this Agreement, the Dealership shall diligently develop the Business and comply with all reasonable standards, specifications, processes, procedures, requirements and instructions of Company regarding the operation of the CORE USA Dealerships, which standards now exist and are set out in the Manuals and elsewhere or which may be established from time to time.

15. SETTING PRICES FOR SERVICE

15.1 Due to the nature of the Business as it is conducted on the internet, the Company will provide the Dealership with guidance as to prices to be charged by the Dealership for Services sold that, in the Company's judgment, would constitute good business practice for the Dealership. Subject to applicable laws, the Company has the sole discretion to set prices for the Services.

15.2 The Dealership acknowledges and agrees that the integrity and goodwill developed in the Business and all other CORE USA Dealerships may depend upon the sale of Services at similar prices and that, therefore, the Company may specify, from time to time, the prices for the products and Services and the Dealership hereby agrees to comply with such directions from the Company concerning such prices. Such advice and direction concerning prices may be contained in the memos from the Company or other suppliers or in promotional material or advertisements prepared or arranged by the Company.

16. TIMES OF OPERATION

16.1 The Dealership will open for business a minimum of six days per week. The Dealership shall make themselves available during the hours of 9:00 am - 9:00 pm or otherwise may be specified by Company, except such days the Dealership is closed or due to matters beyond the reasonable control of the Dealership.

17. LICENSES AND PERMITS

17.1 Prior to opening, the Dealership shall obtain all permits and licenses necessary to provide the Services. Notwithstanding any advice or information provided by Company, it shall be the Dealership's sole responsibility to determine what permits and licenses must be obtained to operate and provide the Services in the jurisdiction where the Dealership is located.

17.2 The Dealership shall at all times maintain in effect all licenses, permits and other governmental authorizations necessary to enable continued operation of the Dealership and the Dealership will at all times be maintained and operated in strict compliance with all applicable laws, ordinances, regulations, rules and other requirements.

17.3 If the Dealership is a corporation, it shall maintain its corporate good standing in the applicable jurisdiction of incorporation and in any other jurisdiction in which it does business, owns or leases property, or otherwise is required to so qualify.

17.4 The Dealership shall notify Company of all permits and licenses applied for and obtained.

18. THIRD PARTY CONTRACTS

18.1 The Dealership shall enter into such agreements with third parties as directed by Company which are necessary for the provision of the Services. Without restricting the generality of the foregoing the Dealership shall only enter into agreements with third party suppliers that are approved by Company.

19. CONTRACTS WITH CUSTOMERS

19.1 All agreements that the Dealer decides to contract with Customers must be standard CORE USA agreements or must be pre-approved by CORE USA.

20. CUSTOMER INFORMATION

20.1 In the course of operation of the Dealership, the Dealership shall collect and store by electronic means such information on its Customers as is directed by Company from time to time. The Dealership shall provide CORE USA and other dealerships of Company with electronic access to such Customer information for their use in offering Services to Customers and development of the Company.

20.2 The Dealership hereby warrants and represents that will provide notice to the Customers of the disclosure to CORE USA and use of that Customer's information and the Dealership has obtained that Customer's express consent to the disclosure and use of the Customer's information.

20.3 The Dealership is obligated to provide accurate information and acknowledges and agrees that any of the actions or in-actions shall constitute a material breach of this agreement and shall be sufficient basis for termination:

(a) Your willful provision of inaccurate or unreliable information; or

(b) The Dealership's failure to promptly update information provided by the Customer provided to CORE USA.

20.4 The Dealership will take reasonable precautions and CORE USA shall do the same to protect Customer and end user information from loss, misuse, unauthorized access or disclosure, alteration or destruction.

20.5 CORE USA shall not be responsible or liable for any errors in or omissions from data or any Customer's failure to make or delay in making data available to CORE USA or for any intentional or inadvertent deletion or disablement.

21. RESPONSIBILITY

21.1 Company takes no responsibility for any material input by others and not posted to the CORE Network by Company. Company is not responsible for the content of any other websites linked to the CORE Network.

22. SYSTEM AND NETWORK SECURITY

22.1 Dealership is prohibited from violating or attempting to violate the security of the CORE  Network, including, without limitation, (a) accessing data not intended for such User or logging into a server or account which such Dealership are not authorized to access, (b) attempting to probe, scan or test the vulnerability of a system or network or to breach security or authentication measures without proper authorization, (c) attempting to interfere with service to any user, host or network, including, without limitation, via means of overloading, 'flooding', 'mailbombing' or 'crashing', (d) forging any TCP/IP packet header or any part of the header information in any e-mail or newsgroup posting, or (e) taking any action in order to obtain services to which such User is not entitled.

22.2 Violations of system or network security may result in civil or criminal liability. Company will investigate occurrences which may involve such violations and may involve, and cooperate with, law enforcement authorities in prosecuting Dealership who are involved in such violations.

23. GENERAL CONDUCT

23.1 The CORE Network, including the websites operated by Company (collectively, the "CORE Network"), may be used only for lawful purposes. Dealership may not use the CORE Network in order to transmit, distribute or store material in violation of any applicable law, in a manner that will infringe the copyright, trademark, trade secret or other intellectual property rights of others or the privacy, publicity or other personal rights of others, or that is obscene, threatening, abusive or hateful.

24. E-MAIL

24.1 Dealership may not send unsolicited e-mail messages, including, without limitation, bulk commercial advertising or informational announcements ('spam') in a way that could be reasonably expected to adversely impact the CORE Network, including, without limitation, using an e-mail account on Company's network to send spam, or using the service of another provider to send spam or to promote a site hosted on or connected to the CORE Network.

24.2 In addition, Dealership may not use the CORE Network in order to (a) send e-mail messages which are excessive and/or intended to harass or annoy others, (b) continue to send e-mail messages to a recipient that has indicated that he/she does not wish to receive them, (c) send e-mail with forged TCP/IP packet header information, (d) send malicious e-mail, including, without limitation, 'mailbombing', (e) send or receive e-mail messages in a manner that violates the use policies of any other internet service provider, or (f) use an e-mail box exclusively as a storage space for data.

25. SUSPENSION; TERMINATION FOR VIOLATION OF ACCEPTABLE USE POLICY

25.1 Any Dealership which the Company determines to have violated any element of sections 22, 23 and 24 (collectively, referred to as "Acceptable Use Policy") shall receive a written warning, and may be subject at Company's discretion to a temporary suspension of services pending such Dealership agreement in writing to refrain from any further violations; provided, however, that if Company deems it necessary, it may immediately suspend or terminate such User's service without issuing such a warning. Dealerships which Company determines to have committed a second violation of any element of the Company's Acceptable Use Policy shall be subject to immediate suspension or termination of service without further notice.

26. MANUALS

26.1 The Dealership will treat any confidential Manuals or materials provided by Company as confidential. All such information furnished by Company in connection with the CORE USA Dealership will be and will remain the property of Company and, if in tangible form, will be returned to Company upon the expiration or termination of this Agreement for any reason. The Dealership shall not copy, duplicate, record or otherwise reproduce all or any part of the Manuals or confidential information or trade secrets of Company and shall take all reasonable precautions to prevent the Dealership's employees from doing so. Upon expiration or termination of this Agreement or renewal thereof the Dealership shall immediately return any and all Manuals and all other materials that were provided to the Dealership by Company which in the opinion of Company are of a confidential nature.

27. MANAGEMENT

27.1 The Dealer shall have the responsibility and authority to oversee the Dealership's operation of CORE USA Dealership in accordance with the terms and conditions of this Agreement and the Manual. Such person shall be fully trained and qualified and devote their full business time and effort to such position. In the event the person appointed by the Dealership is not qualified to the satisfaction of Company, or if the subsequent performance of such person is not reasonably adequate in the opinion of Company, Company shall promptly notify the Dealership. Thereafter the Dealership shall act promptly to appoint a qualified general manager to replace such person provided, however, if no such person has been elected within a period of six months or more, Company may, at its option, terminate this Agreement. The Dealership agrees and acknowledges that Company and its representatives will have the right to communicate directly with the general manager concerning all matters of an operational nature.

28. IMAGE

28.1 The Dealership agrees to maintain the design and appearance of the Business consistent with the standards and requirements of the Company, as specified in the Manual or otherwise, for the appearance of CORE USA Dealerships (the "CORE Image").

28.2 The Dealership shall purchase all products used in providing the Services to the public or otherwise used in connection with the Business only from:

(a) the Company,

(b) a designated or approved Affiliate of the Company, or

(c) suppliers who are approved or designated by the Company.

28.3 The Dealership recognizes that variations and additions to the System may be required from time to time in order to preserve and or enhance the System. Therefore, the Company expressly reserves the right to add to, subtract from, revise, modify or change, from time to time, the System or any part thereof and in connection therewith, the Company expressly reserves the right to determine, add to, subtract from, revise, modify or change from time to time the specifications, types, brands, style, amount, mix and nature of the Products and Services to be provided by the Business in accordance with the System. The Dealership agrees to promptly accept and comply with any such addition, subtraction, revision, modification or change and to make such expenditures as may be necessary so to comply.

28.4 The Dealership acknowledges that the foundation of the System and the essence and intent of this Agreement is the adherence by the Dealership to the System including but not limited to purchasing products to be sold to the public or otherwise used in connection with the Business only as permitted by this Agreement, selling only designated Services and meeting the prescribed standards of quality, service and the Dealership's accountability for performance of its obligations contained in this Agreement. In accepting this grant, the Dealership agrees that the provisions of this Agreement shall be interpreted to give effect to the intent set out herein such that the Business shall always be operated in conformity with the standards and policies of the Company as same now exist or as same may be modified, changed, or added to from time to time.

28.5 The Dealership acknowledges and agrees that the Company will receive, from designated suppliers of the Dealership's marketing and advertising inventory and other persons, periodic volume rebates as a result of the Dealership's purchases; and the Dealership further acknowledges and agrees that the Company shall be entitled to keep for its own use such rebates. The Dealership further agrees that if any volume discounts, rebates, advertising allowances or other benefits of any kind are given in respect of the business of the Company or in respect of the Business, whether to the Company, the Dealership or to any other Dealership of the Company, the Company shall be entitled to retain such volume discounts, rebates, allowances and benefits.

28.6 The Dealership and the Dealership's employees are expected at all times to give prompt, courteous, friendly, and efficient service to all customers. The Dealership and the Dealership's employees are expected in all dealings with all customers, suppliers, other merchants and the public to adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct and to ensure that they do not breach any statute, law, or regulation when dealing with customers. The Dealership agrees to maintain the standards set by the Company for the operation of the Business as defined in the Manual or otherwise by the Company, including without limitation any of the following:

(a) methods and procedures concerning the correct method of selling approved Products and Services;

(b) clothes to be worn by, and general appearance of, the Dealership and employees;

(c) the use of all Names and Marks;

(d) the honouring of credit card services which the Company approves;

(e) the maintenance of adequate working capital;

(f) limiting the placement of personal property and other financial security interest in, or pledges of assets;

(g) to comply with all federal, provincial, municipal or other governmental laws, statutes, ordinances, regulations or rules applicable to the Business, including without limitation, compliance with the requirements of all unemployment insurance, worker's compensation, hospitalization or other legislation, rules or regulations respecting employees or employee benefits, whether now in force or hereinafter enacted, and to make all contributions that may be required or demanded under or by virtue of such legislation, rules or regulations;

(h) the identification of the Dealership as a CORE USA Dealership and the owner of the Business;

(i) the content, style and media of advertising conducted by the Dealership;

(j) the use and honouring of gift certificates, coupons and other such local and national promotional programs authorized by the Company acting reasonably;

(k) attendance by the Dealership at all Company conferences and meetings;

(l) the minimum number of trained staff on duty at all times;

(m) participation in such annual and special sales promotions of the Services as the Company, in its sole discretion, from time to time require;

(n) replacement of such items of equipment which may become obsolete or otherwise mechanically impaired, to the extent same require replacement, as the Company may reasonably require; and

(o) Payment of all outstanding bills, accounts, taxes and other amounts payable in connection with the Business promptly when same shall be due and payable and to employ sufficient working capital in the Business to enable the Dealership to properly carry out and perform its obligations under this Agreement, as reasonably determined by the Company.

29. NAMES AND MARKS AND PROTECTION OF GOODWILL

29.1 The Dealership acknowledges that the Company is the owner of the trademark "CORE USA" and all of the other Names and Marks, and the Dealership's right to use them is derived solely from this Agreement and any license agreement executed by the parties hereto; such right is limited to the operation of the Dealership in accordance with this Agreement and all mandatory standards, specifications and operating procedures prescribed from time to time by the Company.

29.2 The Dealership shall not use the Names and Marks in any manner calculated to represent that it is the owner of the Names and Marks. The Dealership agrees not to contest or oppose, nor to assist anyone else to contest or oppose, the Company's application for, or registration of, any of the Names and Marks as trademarks.

29.3 The Dealership further agrees not to directly or indirectly do or cause to be done, whether by commission or omission, any act which may in any way jeopardize or adversely affect the validity or distinctiveness of the Names and Marks or the title of the Company thereto and the Dealership agrees that it will, without charge to the Company, upon request by the Company or its representatives, do all things and execute all documents that may at any time be necessary or desirable to ensure the validity and distinctiveness of the Names and Marks and to ensure the title of the Company thereto.

29.4 The Dealership agrees that the Dealership's usage of the Names and Marks and any goodwill established thereby shall enure to the exclusive benefit of the Company. The Dealership further agrees, following termination or expiration of the Dealership, not to directly or indirectly at any time or in any manner identify any premises, any other business, nor themselves as a Dealership of the Company, in any manner or for any purpose nor shall they use any of the Names and Marks or any colourable imitation thereof.

29.5 The Dealership agrees to use "CORE USA" as the sole identification of the Business in connection with any sale of the Services or Products. All stationary and contracts issued or used by the Dealership shall conform to the Company's standards and specifications, but in any event, such items shall clearly indicate that the Dealership is executing such contract or signing such stationary as an independent businessperson, and that the Dealership is merely a licensed user of the Names and Marks. If local laws require that the Dealership file an affidavit, or other registration, of conducting business under an assumed or trade name, the Dealership shall state in such filing or affidavit that the same is made as a Dealership of "CORE (USA) Community Oriented Resource Environment, Inc.".

29.6 The Dealership shall not use any of the Names and Marks as part of any corporate name, website URL or metatag, or with any other prefix, suffix or modifying words, terms, designs or symbols (other than as required herein or with logos licensed to the Dealership hereunder), or in any modified form; nor may the Dealership use any of the Names and Marks in connection with the sale of any unauthorized Services or in any other manner not explicitly authorized in writing by the Company.

29.7 The Dealership shall display such symbol or symbols as the Company may designate beside any or all of the Names and Marks.

29.8 If it becomes advisable at any time in the opinion of the Company for the Dealership to modify or discontinue use of any of the Names and Marks, or use one or more additional or substitute names or marks, the Dealership agrees to do so at its own expense and the Company shall not be responsible for any costs or damages associated with such change or addition to the Names and Marks.

29.9 The Dealership shall immediately notify the Company of any apparent infringement of, or challenge to, the Dealership's use of any of the Names and Marks; the Dealership shall not communicate with any other person other than the Company and its counsel in connection with any such infringement, challenge or claim. The Company shall have the right to take such action as it deems appropriate and the exclusive right to control any litigation or administrative proceeding arising out of any infringement of, or challenge or claim to, any of the Names and Marks or in any way related to the Names and Marks. Any damages or other benefits arising out of any such infringement, challenge or claim shall accrue exclusively to the Company.

29.10 The Dealership agrees to execute such documents and to do such acts and things as in the Company's opinion may be necessary to authorize the use of and to properly protect any of the Names and Marks which are used by the Dealership at the Dealership's sole expense.

29.11 The Dealership hereby acknowledges and agrees that the covenants and agreements given by them pursuant to this section 29 are reasonable, having regard to the necessity of the Company to protect its interests and rights in the Names and Marks and the integrity thereof, and that without the express understanding and agreement of the Dealership to take such steps as may be necessary to protect the interest and rights of the Company in the Names and Marks, the Company would not have granted any right and license to the Dealership pursuant to this Agreement to use the Names and Marks. Accordingly, the Dealership agree that the Company, aside from any other rights and remedies to which it may be entitled under this Agreement, may enforce its rights under this Agreement by means of injunctive relief, including interlocutory injunction, by any court of competent jurisdiction.

30. ADVERTISING

30.1 The Dealership shall arrange, and pay, for the placement in all white page telephone directories applicable to the territory, a listing for the Business in which the name "CORE USA" shall be given prominent display. If other CORE USA Dealerships are served by the same directories, the Company may require a group listing of all CORE USA Dealerships and may arrange such listing on the Dealership's behalf and the Dealership hereby appoints the Company's President as his or her attorney to execute on the Dealership's behalf any documents required for such. The costs of such listing shall be allocated among such Dealership by the Company and the Dealership shall pay an equal share thereof on demand.

30.2 The Dealership shall expend annually on local advertising and promotion of the Business a minimum amount of Ten percent (10%) of the paid Dealership Fee. Prior to using any such advertising or promotions, the Dealership shall first submit same to the Company for prior approval and such advertising and promotions shall:

(a) display the Names and Marks in any printed material only in the form authorized by the Company and otherwise be used only in their proper form;

(b) be in the style and format required by the Company for the form of advertising or promotion to be used;

(c) use the type of print required by the Company;

(d) comply with any other advertising or promotional criteria established by the Company from time to time;

(e) be conducted only in a manner reflecting favourably upon the Business and the Company;

(f) not be deceptive, untrue or misleading; and

(g) not be inconsistent with any advertising or promotional campaigns being conducted by the Company or another CORE USA Dealership of the Company operating a premises using the System.

30.3 Notwithstanding that the Company may have approved a form of advertisement or promotion being used by the Dealership, if the Company subsequently for any reason determines the Dealership's advertising or promotions do not meet the foregoing requirements, the Dealership shall cease forthwith all use of such advertising or promotions. Notwithstanding anything otherwise herein contained, if for any reason the Company desires to conduct the local advertising or promotions of the Dealership, the Company shall have the right to do so on behalf of and at the expense of the Dealership; in such event, such advertising or promotions may be carried out for the Business itself or in the Dealership's local area (as designated by the Company); if the Company so exercises this right, the Dealership shall pay to the Company in advance and upon receipt of invoice, such amount as the Company estimates is required to be spent on advertising or promotions under this Agreement, for the period or periods the Company takes over such advertising. In the event the amount paid by the Dealership are in excess of the amounts in fact required to be expended, the Company shall reimburse the Dealership any excess within thirty (30) days of establishing the actual amounts, but in the event such amounts are less than those required to be expended, the Dealership shall pay any such deficiency within seven (7) days of receipt of invoice.

30.4 The Dealership specifically acknowledges and agrees that any Website will be deemed "advertising" under this Agreement and will be subject to (among other things) the Company's approval under this section 30. In connection to the development or maintenance of any Website, the Dealership agrees to the following conditions:

(a) The Company will furnish to the Dealership, a standard Website format and information guide in the form and manner that may reasonably be required by the Company. The Dealership acknowledges and agrees that the Company may exclusively offer or license others to exclusively offer Products on the internet to the exclusion of the Dealership.

(b) The Dealership will not establish or use a Website different then the one given without the Company's prior written approval.

(c) In addition to any other applicable requirements (including, but not restricted to, the requirements of section 30 of this Agreement), the Dealership will comply with the Company's standards and specifications for Websites as prescribed by the Company from time to time in the Manual or otherwise in writing. If required by the Company, the Dealership will establish the Dealership's Website as part of the Company's Website and/or establish electronic links to the Company's Website.

(d) If the Dealership proposes any material revision to the Dealership's Website or to any of the information contained in the Dealership's Website, the Dealership will submit each such revision to the Company for the Company's prior written approval. The Dealership shall not implement such revision to the Dealership's Website without the Company's prior written approval;

(e) The Dealership will use only approved key words, meta tags and titles pertaining to the Company's industry. The Company may provide approved key words, meta tags and titles upon the Dealership's request.

(f) If requested by the Company, an electronic hyperlink to the Company's Website will be established by the Dealership within five (5) days after such request or launching of the Dealership's Website. The Company may, but shall not be obligated to, provide a reciprocal link to the Dealership's Website.

(g) The Dealership acknowledges that there will be substantial confusion to the public if, after the termination or expiration of this Agreement, the Dealership continues to use the Website or domain name associated with the Dealership's Website. Therefore, the Dealership covenants and agrees that within seven (7) days after the Company's written request for any reason whatsoever, the Dealership shall execute all documents necessary or proper in the Company's judgment to transfer all right, title and interest in and to the Dealership's Website and/or the domain name associated therewith to the Company or to such other person as the Company shall direct. If the Dealership shall not promptly take such actions, the Dealership hereby irrevocably appoints the Company as his attorney-in-fact to take such actions on his behalf, and hereby expressly authorizes any relevant authority, or such other person that assigned the Dealership its domain name, to make such assignment and transfer and agrees to hold harmless such authority or such other person on account of any such assignment and transfer.

30.5 The Dealership shall fully participate in all such promotional campaigns, prize contests, special offers, and other programs, national, regional, or local in nature (including the introduction of new services, business openings, cross-promotions, or other marketing programs directed or approved by the Company), which are prescribed from time to time by the Company. The Dealership shall be responsible for the costs of such participation. In addition the Dealership shall honour any coupons, gift certificates or other authorized promotional offers of the Company at the Dealership's sole cost unless otherwise specified in writing by the Company. The Dealership acknowledges that the advertising campaigns and sales promotions may vary from region to region and that all other Dealerships of the Company using the System shall not necessarily be required to participate in the said campaigns and promotions in which the Dealership participates. The Company shall have the right to automatically deliver to and charge for the account of the Dealership, all Services necessary to ensure that the Dealership will have on hand for sale, such Services as would reasonably support the advertising campaign or sales promotions to be conducted.

31. Public Relations

31.1 In order that the Company and all CORE USA Dealerships convey a clear and consistent message and image to the public, the Company will coordinate and wherever possible conduct all dealings with the press, governmental authorities and third parties. The Dealership will not, and shall ensure that its directors, officers, and employees do not grant any interviews or respond to any written or verbal questions from the press or any third party without the prior written consent of the Company. Whenever an officer, shareholder, director or employee of the Dealership receives a request for information from a member of the press, governmental authority or third party other than its customers, it shall refer all enquiries to the Company.

32. INSURANCE AND INDEMNITY

32.1 The Dealership shall procure (or, at the Company's option, participate in any group policy available through the Company) and maintain in full force and effect throughout the Term, at the Dealership's sole cost, all insurance as the Company may from time to time require, but in any event, at least the following insurance:

(a) insurance on the generally accepted "all risk" form upon all personal property, leasehold improvements (if applicable) and assets of every description and kind used in his Business in an amount of the full insurable value thereof; and,

(b) business interruption insurance for such an amount as determined by the Company from time to time and consistent with the financial performance of the Business; and,

(c) comprehensive public liability and property damage insurance including personal and bodily injury liability, contractual liability, environmental liability owned and non-owned automobile liability (if applicable), employers' liability, and owners' and contractors' protective coverage with respect to business activities conducted by the Dealership and any employee or other person performing work on behalf of the Dealership. Such policies shall have a limit of not less than $2,000,000.00 per occurrence or as determined from time to time by the Company.

32.2 All such insurance policies shall be written by insurers approved by the Company, shall name the Company as an additional named insured as its interest may appear, and shall provide that the Company receive at least thirty (30) days prior written notice of termination, expiration or cancellation. The Dealership's insurance shall be considered the primary insurance for the Business notwithstanding that the Company may choose to place its own insurance. The Dealership shall promptly report all claims, or potential claims, against the Dealership or the Company to the insurer and to the Company. At least ten (10) days prior to commencing business, and annually thereafter, the Dealership shall submit to the Company a copy or certificate or other acceptable proof of such insurance. The Company may, from time to time, reasonably determine and increase the minimum insurance limits and require different or additional kinds of insurance to reflect changes in insurance standards, normal business practices, higher court awards and other relevant circumstances. If at any time the Dealership fails or refuses to maintain in effect any insurance coverage required by the Company, or to furnish satisfactory evidence thereof, the Company shall be entitled to obtain such insurance coverage on behalf of the Dealership, either separately or through the Company's blanket coverage, and the Dealership shall promptly execute any applications or other forms or instruments required to obtain any such insurance and the Dealership hereby appoints the Company's secretary his or her attorney to execute on the Dealership's behalf any such documents. The Dealership agrees to pay to the Company all related premiums together with an administration charge not exceeding 15% of the premium cost.

32.3 Notwithstanding the foregoing, the Dealership shall, at the Company's request and in lieu of placing the Dealership's own insurance as aforesaid, participate in any blanket insurance coverage maintained by the Company at the sole cost and expense of the Dealership; provided that the cost of such participation to the Dealership shall be reasonably competitive with the cost to the Dealership of placing his own insurance as aforesaid, and provided further that if the said blanket coverage is not sufficient or broad enough for the purposes of the Dealership, the Dealership shall be responsible, at his sole cost and expense, for the placement of such additional insurance as the Dealership may require but always with companies and on terms approved by the Company in writing prior to the placement of such insurance.

32.4 The Company shall indemnify the Dealership and hold the Dealership harmless from and against all damages, losses, claims, expenses and costs for which the Dealership is held liable or which he or she incurs, in the defence of any litigation commenced against the Dealership as a direct result of the Dealership's proper use of the Names and Marks in accordance herewith provided that the Dealership has timely notified the Company of such action or threatened action. The Company shall have the right to participate in, and to control such litigation or proceeding (including the right to compromise or settle such litigation or proceeding) to the extent that the Company deems necessary or advisable.

32.5 The Dealership shall, during the Term and after the termination or expiration of the Dealership and in addition to the obligations contained in section 32, indemnify the Company and its officers, directors and employees, and hold them harmless from and against all damages, losses, claims, actions, liability, expenses and costs for which they are held liable, or which they incur (including solicitor and client costs, travel, investigation and living expenses of employees and witness fees) in any litigation or proceeding including but not limited to such arising out of:

(a) a breach by the Dealership of this Agreement, or any other agreement between the parties;

(b) any injury to, or loss of property of, any person in, or on, the Premises or, if applicable, other business premises;

(c) the Dealership's taxes, liabilities, costs or expenses of its Business;

(d) any negligent or wilful act or omission of the Dealership, the Dealership's employees, agents, servants, contractors or others for whom the Dealership is, in law, responsible; or

(e) any advertising or promotional material distributed, broadcast or in any way disseminated by the Dealership, or on the Dealership's behalf unless such material has been produced, or approved in writing, by the Company.

33. CONFIDENTIALITY

33.1 Dealer acknowledges that the System, including the Company's materials, information, manuals, Products, specifications and standards for products, services, inventory, supplies, equipment, and list of designated or approved suppliers, forms and internal communications, lists and data are proprietary to the Company or its affiliates, and confidential and constitute trade secrets belonging to the Company or its affiliates. Dealer acknowledges that materials comprising the System are protected by intellectual property law. Dealer shall not use the System for any purpose inconsistent with this Agreement or publish or reveal the System to any unauthorized party during the term of this Agreement or thereafter for such period of time as such matters remain confidential to the Company or its affiliates and not in the public domain. Dealer shall not infringe any of the Company or its affiliates intellectual property rights. The Company reserves the right at any time upon written notice to Dealer to more particularly specify or define any elements or items of information or materials which the Company considers to be confidential trade secrets for the purposes of the ongoing application and survival of Dealer's covenants herein. The covenants of this paragraph shall also extend to cover and bind each director, officer and principal of the Dealer who has in any capacity affixed his or her signature to this Agreement.

34. TRANSFER

34.1 This Agreement, and all other agreements executed pursuant hereto between the parties hereto, are fully assignable by the Company in whole or in part and shall enure to the benefit of the assignee or other legal successor to its interest herein. The Dealership shall attorn to such assignee and shall execute any attornment agreement requested by the Company or its assignee. Within ten (10) days after receipt of such request, the Dealership shall execute and return, a declaration (if and to the extent that it is true):

(a) Ratifying this Agreement and all other agreements between the parties;

(b) Stating the last day of the Term of this Agreement and all other agreements between the parties;

(c) Certifying that this Agreement and all other agreements between the parties are in full force and effect and have not been modified, amended or assigned;

(d) Certifying that all obligations to be performed by the Company to date have been performed; and

(e) Certifying that no defences or offsets exist against the enforcement of this Agreement or any other agreement between the parties of the Company.

Provided that any assignee assumes all obligations of the Company hereunder, the Dealership agrees that the Company shall be released from any and all liability to the Dealership at such time, save and except any matter for which a statement of claim or other court proceeding has been commenced, and the Company shall have no further obligation under this Agreement or any other agreements with the Dealership assigned in conjunction herewith.

34.2 The Dealership acknowledge that the Company, in granting this CORE USA Dealership and the rights and interests under this Agreement, has relied on among other things, the character, background, qualifications and financial ability of the Dealer and that the Dealer is the sole shareholder or principal of the Dealership unless otherwise disclosed in Exhibit A. Accordingly, this Agreement, any agreement entered into pursuant hereto, the Dealership's rights and interests hereunder and the property and assets owned and used by the Dealership in connection with the Business at the Premises and any shares, stock or interest in the Dealership or any corporation or other entity having an interest in the Dealership, Premises or the Business, shall not be voluntarily or involuntarily, directly or indirectly sold, pledged, assigned, transferred, shared, subdivided, sub-licensed, encumbered, transferred or disposed of in any way (including, without limitation, in the event of the death ), in whole or in part, in any manner whatsoever without the prior written approval of the Company, which approval shall not be withheld unreasonably or arbitrarily. If such approval is granted, it shall be conditional upon such conditions as the Company may require, including, without limitation, the following:

(a) The Dealership being then in full compliance herewith and paying to the Company and any Affiliates of the Company all outstanding debts or amounts owing to the Company or any Affiliates of the Company.

(b) The transferee executing the Company's then current Dealership Agreement which shall have a term equal to the remainder of the Term, but which may contain provisions substantially different from those contained herein (including a higher Royalty Fee and greater expenditures for advertising and promotion than are provided hereunder), such other documents then customarily used by the Company to grant Dealership, all other documents as may be reasonably requested by the Company.

(c) The Dealership paying to the Company a transfer fee of Seven Thousand Five Hundred Dollars ($7,500.00) together with any legal and other reasonable fees expended by the Company in consideration of the transfer which shall be fully earned at the time of transfer. The Dealership shall submit a deposit of One Thousand Dollars ($1,000.00) to be applied against the transfer fee and the Company's legal and other reasonable expenses to process the transfer. In the event that the transfer does not occur for any reason whatsoever, the Dealership shall pay the Company's legal and other reasonable fees expended with respect to the request for transfer including, but not limited to any amounts spent on credit checks on the transferee, document preparation, training and the consideration of any application.

(d) The Dealership shall execute a general release of the Company, including its officers, directors, agents and employees.

(e) The transferee purchasing all of the Dealership's assets used in the Business in accordance with all applicable bulk sales legislation and assuming all of the Business's liabilities unless such liabilities have been paid prior to the closing of the transaction of purchase and sale, and evidence of such has been provided to the Company, or unless the sale is a sale of shares in the capital stock of the Dealership or a corporation holding an interest in the Dealership.

(f) The transferee shall be an individual having adequate financial resources that shall complete and pass the Company's then current training program and otherwise shall meet all criteria for CORE USA Dealership.

(g) A copy of the agreement of purchase and sale shall be sent to the Company and the terms thereof shall have been approved by the Company as being, in the Company's discretion, commercially reasonable taking into account that the transferee must be able to earn a reasonable rate of return on its investment based on the Company's general knowledge of the operation of the System and the costs associated therewith as well as the actual reported gross revenue.

(h) The proposed transferee and the transferor providing such personal guarantees, which the Company may request, guaranteeing the proposed transferee's performance of its obligations under the agreements to be entered into.

34.3 If the Dealership shall at any time determine to sell, in whole or in part, the Business or any shares or capital stock of the Dealership or any corporation holding an interest in the Dealership, the Dealership shall obtain a bona fide, executed, written offer to purchase from a responsible arms' length and fully disclosed purchaser and shall submit an exact copy of such offer to the Company, which shall, for a period of fifteen (15) days from the date of delivery of such offer to the Company, have the right, but not the obligation, exercisable by written notice to the Dealership, to purchase all of the Business and the said assets of the Dealership or all of the said shares as the case may be, for the price and on the terms offered to the Dealership provided that the conditions in section 34 shall still apply, and provided that:

(a) there shall be deducted from the purchase price the amount of any commissions or fee that would otherwise have been payable to any broker, agent or other intermediary in connection with the sale of such property to the offeree and there shall be further deducted the amount of any transfer fees set out in this section; and

(b) Company shall have the right to substitute cash for any other form of consideration specified in the offer and to pay in full the entire purchase price at the time of closing.

If the sale to such purchaser is not completed within sixty (60) days after delivery of such offer to the Company, the Company shall again have the right of first refusal herein provided. The Company's consent to a transfer of any interest subject to the restrictions of this section shall not constitute a waiver of any claim it may have against the assignor, nor shall it be deemed a waiver of the Company's right to demand exact compliance with any of the terms of this Agreement by the assignee.

34.4 The Company's consent to a transfer of any interest subject to the restrictions of this section 34 shall not constitute a release of either the Dealership of their obligations hereunder.

35. TERMINATION

35.1 This Agreement shall immediately terminate at the end of the Term and shall also terminate without notice if the Dealership:

(a) commits an act of bankruptcy or becomes an insolvent person within the meaning of the applicable bankruptcy and insolvency statutes;

(b) files, or fails to contest within three (3) days of filing and subsequently defeats, any petition in bankruptcy;

(c) fails to contest, satisfy, lift or vacate, within ten (10) days, any execution, levy, or distress against the assets of the Business;

(d) fails to contest, within ten (10) days, and have removed the appointment of a receiver or other custodian (either temporary or permanent) of the Business or any part of its assets, except by the Company pursuant to the provisions of this Agreement;

(e) takes the benefit of any act or proceeding for winding up the Dealership's affairs or compromising the Dealership's debts;

(f) makes any transfer without following the provisions of section 34.

35.2 The Company shall have the right to terminate this Agreement effective immediately (unless otherwise specified herein or in the notice of termination) upon delivery of notice of termination to the Dealership, if the Dealership:

(a) abandons or surrenders or transfers control of the operation of the Business or fails to actively carry on business and such condition continues for two (2) days after notice of such default is given, provided, however, the Company shall not terminate this Agreement solely as a result of the Dealership abandoning the operation of the Business due to death the Dealer without first giving ten (10) days prior written notice to the Dealership's trustee, executor, administrator or next of kin as shown in the Company's files;

(b) fails, or refuses, to submit any report, financial statement, tax return, schedule or other information or supporting records required herein, or submits such reports more than five (5) days late on two (2) or more occasions during the Term unless due to circumstances beyond the control of the Dealership;

(c) fails or refuses to pay any amount owed to the Company or any Affiliate of the Company or any authorized supplier for any debt whatsoever within five (5) days after a demand for payment or fails to honour on two (2) or more occasions during the Term cheques presented for payment or repeatedly and consistently pays any amount due hereunder after its due date;

(d) sells or offers for sale any unauthorized product or service;

(e) fails to comply with any other provision of this Agreement or any specification, standard or operating procedure prescribed by the Company and does not correct such failure within five (5) days (or such longer period of time as the Company in its sole discretion deems appropriate) after written notice from the Company (which shall describe the action that the Dealership must take) is delivered to the Dealership;

(f) violates any law, ordinance, rule, regulation of any governmental agency in connection with the operation of the Dealership's Business, and the regulations thereto, or with respect to the Dealer, involving moral turpitude;

(g) makes or purports to make a general assignment for the benefit of creditors;

(h) is convicted of a criminal offence;

(i) suffers any lessor or encumbrancer or any other person, corporation or entity lawfully entitled, to take possession of any of the undertaking, Business, property or assets of the Dealership;

(j) commits or suffers any default under any contract of conditional sale, mortgage or other security instrument;

(k) fails to observe or perform any of the rules, bulletins, directives or other notices set forth in the Manual, which in the opinion of the Company, acting reasonably, are material and any such failure to observe or perform same shall continue for a period of ten (10) days after written notice thereof has been given by the Dealership;

(l) ceases or threatens to cease to carry on business, or takes or threatens to take any action to liquidate its assets, or stops making payments in the usual course of business;

(m) upon the making of any order or other form of adjudication or judicial termination under or pursuant to the applicable family law statute, or any legislation similar thereto in any other jurisdiction, pursuant to which any interest in the Business of the Dealership or if the Dealership is a corporation, any of the shares of the Dealership are to be transferred to a spouse or any other transferee (the "transferee"), the Company shall have the right to terminate this agreement effective immediately unless the following conditions are satisfied within thirty (30) days of the date of such order or other form of adjudication:

(i) the transferee meets all of the Company's then current criteria for new Dealership;

(ii) the transferee satisfactorily completes the Company's pre-opening training programs;

(iii) the transferee executes the Company's then current Dealership Agreement and such other documents then customarily used by the Company to grant Dealership all of which agreements shall continue in force for a period equal to the remainder of the respective terms of the agreements executed by the Dealership and which may contain provisions substantially different from those contained herein or therein, including higher royalty payments and advertising fees; and

(iv) pays any cost to the Company resulting from such, including any costs of training and legal fees, but in any event not less than Five Thousand Dollars ($5,000);

(n) fails to successfully complete the Company's training or retraining course(s); or

(o) if a default notice is delivered to the Dealership on two (2) or more occasions during the Term, whether or not such default has been cured.

Upon such delivery of notice of default, the Company shall be entitled, at its sole option, to operate and manage the Business of the Dealership for the Dealership's account until the Dealership is terminated, assigned to a party acceptable to the Company or until the Dealership resumes control over the Business and operates it in accordance herewith. In the event that the Company so operates the Business, it shall account to the Dealership for all net income from such operation less its reasonable expenses incurred in, and a reasonable management fee determined by the Company for, its operation of the Business. The Dealership shall indemnify the Company against all claims arising against it as a result of the Company's management of the Business. Notwithstanding the Company's management of the Business, the Company may terminate this Agreement at any time after the occurrence of one of the events referred to in this section 35.2.

35.3 The Dealership agrees to pay within five (5) days of the effective date of termination or expiration of the Dealership all amounts owed to the Company, and the Dealership's trade and other creditors which are then unpaid. All periodic payments to the Company shall be deemed to accrue daily and shall be adjusted accordingly.

35.4 The Dealership agrees that upon termination or expiration of this Agreement, the Dealership shall take such action within five (5) days as may be required to cancel all registrations relating to the use of any of the Names and Marks. The Dealership shall notify the telephone company and all listing agencies of the termination or expiration of the Dealership's right to use any telephone number and any classified or other telephone directory listings associated with the Names and Marks and shall authorize the transfer of same to the Company or any new Dealership. The Dealership acknowledges as between the Company and the Dealership, the Company has the sole rights to, and interest in all telephone numbers and directory listings associated with the Names and Marks. The Dealership hereby appoints the secretary of the Company as the Dealership's attorney to execute such directions and authorizations as may be necessary or prudent to accomplish the foregoing.

35.5 In the event that this Agreement expires or is terminated for any reason, the Company shall have the right (but not the obligation), exercisable by written notice to the Dealership served within thirty (30) days after delivery of a notice of default hereunder or within thirty (30) days after the date of termination or expiration to purchase all, or part of, the Dealership's physical assets used in the Business. There shall be no compensation for goodwill. The purchase price for such assets shall be equal to their net book value, based on the application of the maximum rates allowed by the applicable taxation authority for depreciation and amortization except that a full year of depreciation shall be applicable to any part year. The closing date for such purchase shall be as reasonably determined by the Company.

35.6 All obligations of the parties hereto which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect notwithstanding such expiration or termination. In particular, but without limiting the generality of the foregoing, the provisions of sections 34, and 37.3 hereof shall survive expiration or termination of this Agreement for any reason.

35.7 In the event that this Agreement expires or is terminated for any reason whatsoever and the Company is the lender under any loan agreement ("Loan") or the holder of any promissory note ("Note") or the holder of any personal property, security interest, chattel mortgage, debenture or mortgage of any nature whatsoever (the "Security Interest") from the Dealership concerning assets used at any time by the Dealership in the Business or which are situated on the Premises (if applicable), such Loan, Note or Security Interest shall, upon the effective date of termination or expiration, immediately become fully due and payable as to all principal and interest so loaned and secured.

36. RELATIONSHIP

36.1 The relationship of the Dealership to the Company is that of an independent contractor and no training or supervision given by, or assistance from, the Company shall be deemed to negate such independence. The Dealership and any guarantor shall not describe himself or herself as the agent of the Company. The parties agree that this Agreement or any part hereof, does not create a fiduciary relationship between the Company and the Dealership.

36.2 Neither party hereto shall make any agreements, representations or warranties (except by the Company in advertising as provided herein) in the name of, or on behalf of, the other party; neither party hereto shall be obligated by, nor have any liability for, any agreements, representations or warranties made by the other (except by the Company in advertising as provided herein) nor shall the Company be liable for any damages to any person or property, directly or indirectly, arising out of the operation of the Dealership's Business, whether caused by the Dealership's negligent or wilful action or failure to act and the Dealership agrees to hold the Company harmless therefrom. The Company shall have no liability for any sale, use, excise, income, property, or other tax levied upon the Dealership's Premises or the Business or other assets or in connection with the Services performed or sales made by the Dealership.

37. RESTRICTIVE COVENANTS

37.1 The Dealership acknowledges that the Dealership's knowledge of the operation of a CORE USA Dealership and the Services is derived from information disclosed to the Dealership by the Company pursuant to this Agreement, during the training course and in the Manual, and that such information is proprietary, confidential and a trade secret of the Company. The Dealership agrees to maintain the confidentiality of all such information during and after the Term and not use any such information in any other business or in any manner not specifically authorized or approved in writing by the Company. The Dealership shall not divulge such information to the Dealership's employees except to the extent necessary for the operation of the Business.

37.2 The Dealership covenant and agree that during the Term, they shall not, without the prior written consent of the Company, either individually or in partnership or jointly or in conjunction with any person, firm, association, syndicate or corporation, as principal, agent, shareholder or in any manner whatsoever, carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed in any business operating in competition with or similar to the Business as carried on from time to time during the Term.

37.3 Following the expiration of the Term or the termination of this Agreement for whatever reason, the Dealership shall not, for a period of two (2) years, without the consent of the Company in writing, operate directly or indirectly, whether as principal, shareholder (except of publicly traded securities), director, officer, manager, employee, consultant, lender, guarantor, representative or agent or in any other capacity in a business for the sale of services similar or identical to the Services or otherwise engage in a business which is directly or indirectly competitive with, or similar to that of the Company or any of its Dealerships:

(a) within five (5) kilometres of the Territory; or

(b) within five (5) kilometres of the Premises and each and every other CORE USA dealership or similar territory from which the Company, any Affiliate of the Company or Dealership thereof may be carrying on business.

37.4 The Dealership agrees that the restrictions in section 37 are reasonable, and the Dealership waives any defences it may have to the strict enforcement of this section by the Company. If a court orders compliance with the covenant contained this section the time of operation of the two (2) year period therein provided shall run from the date such court orders compliance.

37.5 Contemporaneously with the execution hereof or upon the appointment or election of any person as director or officer of the Dealership or any corporation holding an interest in the Dealership (both being hereinafter referred to in this section as the "Corporation"), the Dealership shall cause each shareholder, director(s) and officer(s) of the Corporation to execute a written agreement Company under seal, personally undertaking to be bound, jointly and severally, by all the terms of this Agreement.

37.6 The Corporation shall maintain stop transfer instructions against the transfer of shares on its records and shall have all outstanding shares endorsed with the following legend printed conspicuously upon the face of each certificate:

"The transfer of this certificate is subject to the terms and conditions of a Dealership agreement with CORE USA. Reference is made to the said Dealership agreement and to the restrictive provisions therein."

37.7 The articles of incorporation of the Dealership shall provide that its objects are or the business is confined exclusively to the operation of the Dealership as provided for in this Agreement, and recite that the issuance and transfer of any shares of the Dealership is restricted by the terms of this Agreement, and copies thereof shall be furnished to the Company upon request.

37.8 Upon the death of a shareholder of the Dealership, the respective personal representative may sell or assign the entire interest of such shareholder in the Dealership to a third party subject to the same conditions as are required for any other transfer set out in section 34.

37.9 The Dealership shall not use the name "CORE USA" or any of the Names and Marks or any name deceptively similar thereto as part of its corporate name or trade name.

37.10 The Corporation shall advise the Company and keep the Company current as to the names and addresses of the directors, officers and shareholders of and those persons financially involved in the Corporation.

37.11 In the event of a violation of the provision of this section the Company shall have the option, after giving the Company five (5) days' written notice in which to cure such violation, to forthwith cancel and terminate this Agreement.

38. OWNERSHIP OF IDEAS, CONCEPTS, TECHNIQUES OR MATERIALS

38.1 All ideas, concepts, techniques or materials relating to the Business, whether or not constituting protectable intellectual property, and whether created by on behalf of you or your Customers, will be promptly disclosed to us, deemed to be our sole and exclusive property and part of the System and deemed to be works made for hire for us. You and your Customers agree to sign whatever assignment or other documents we may request from time to time to evidence our ownership or to assist us in securing intellectual property rights in such ideas, concepts, techniques or materials.

39. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS

39.1 Except as expressly provided to the contrary herein, each provision of this Agreement, and any portion thereof, will be considered severable, and if, for any reason, any such provision is held to be invalid or contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which we are a party, that ruling will not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which will continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid will be deemed not to be a part of this Agreement from the date the time for appeal expires, if you are a party thereto, otherwise upon your receipt from us of a notice of non-enforcement thereof.

40. LESSER COVENANT ENFORCEABLE

If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, you and we agree that such covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction whose law is applicable to the validity of such covenant.

41. GREATER NOTICE

41.1 If any applicable and binding law or rule of any jurisdiction requires a greater prior notice than is required hereunder of the termination of this Agreement or of our refusal to enter into a successor Dealership agreement, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any of the methods of operations is invalid or unenforceable, the prior notice and/or other action required by such law or rule will be substituted for the comparable provisions hereof, and we will have the right in our sole discretion to modify such invalid or unenforceable provision or unenforceable part of methods of operation to the extent required to be valid and enforceable. You agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any part of methods of operation, any portion or portions which a court or arbitrator may hold to be unenforceable in a final decision to which we are a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order or arbitration award. Such modifications to this Agreement will be effective only in such jurisdiction, unless we elect to give them greater applicability, and will be enforced as originally made and entered into in all other jurisdictions.

42. WAIVER OF OBLIGATIONS

42.1 We and you may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver we grant will be without prejudice to any other rights we may have, will be subject to our continuing review and may be revoked, in our sole discretion, at any time and for any reason, effective upon delivery to you of ten (10) days' prior written notice.

43. NON-WAIVER

43.1 We and you will not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including without limitation the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice at variance with the terms hereof; our or your failure, refusal or neglect to exercise any right under this Agreement or to insist upon exact compliance by the other with our and your obligations hereunder including without limitation methods of operation; our waiver, forbearance, delay, failure, or omission to exercise any right, power or option whether of the same, similar or different nature with respect to other CORE USA businesses; the existence of other dealership agreements for CORE USA businesses which contain different provisions from those contained herein; or our acceptance of any payments due from you after any breach of this Agreement. No special or restrictive legend or endorsement on any check or similar item given to us will constitute a waiver, compromise, settlement, or accord, and satisfaction. We are authorized to remove or obliterate any legend or endorsement, and such legend or endorsement will have no effect.

44. FORCE MAJEURE

44.1 Neither we nor you will be liable for loss or damage or deemed to be in breach of this Agreement if our failure to perform our or your obligations results from:

(a) transportation shortages, inadequate supply of equipment, products, merchandise, supplies, labor, material or energy or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state or municipal government or any department or agency thereof;

(b) acts of nature;

(c) fires, strikes, embargoes, war or riot; or

(d) any other similar event or cause.

45. EXTEND PERFORMANCE

45.1 Any delay resulting from any of said force majeure causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes will not excuse payments of amounts owed at the time of such occurrence or payment of Royalty Fees due on any sales thereafter.

46. DISCONTINUED PROGRAMS/PROMOTIONS

46.1 We are not liable to you for any loss or damage, or deemed to be in breach of this Agreement, if we discontinue any programs or promotions and they are no longer a part of our methods of operation or if we cannot deliver, or cause to be delivered, or if our affiliates or designated sources or approved suppliers cannot deliver, all of your orders for products, merchandise, equipment, supplies, etc., where such things are out-of-stock or discontinued.

47. COSTS AND ATTORNEYS' FEES

47.1 If we incur expenses in connection with your failure to pay when due amounts owed to us, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, you agree to reimburse us for any of the costs and expenses which we incur, including, without limitation, reasonable accounting, attorneys', arbitrators' and related fees.

48. YOU MAY NOT WITHHOLD PAYMENTS DUE TO US

48.1 You agree that you will not withhold payment of any amounts owed to us on the grounds of our alleged nonperformance of any of our obligations hereunder. You agree that all such claims will, if not otherwise resolved by us, be submitted to arbitration as provided in section 50.

49. RIGHTS OF PARTIES ARE CUMULATIVE

49.1 Our and your rights hereunder are cumulative, and no exercise or enforcement by us or you of any right or remedy hereunder will preclude our or your exercise or enforcement of any other right or remedy hereunder which we or you are entitled by law to enforce.

50. ARBITRATION

50.1 Except for money you owe us, our affiliates, designated sources or approved suppliers and except for controversies, disputes or claims related to or based on your use of the Marks after the expiration or termination of this Agreement, all controversies, disputes or claims between us and our shareholders, officers, directors, agents and employees and you (your owners, guarantors, affiliates and employees, if applicable) arising out of or related to:

(a) This Agreement or any other agreement between you and us or any provision of any such agreement; our relationship with you; the validity of this Agreement or any other agreement between you and us or any provisions of any such agreement; or any part of methods of operation relating to the establishment or operation of the Business, will be submitted for arbitration to the office of the American Arbitration Association that is nearest to our principal business address on demand of either party. Such arbitration proceedings will be conducted in such office, except as otherwise provided in this agreement, and will be heard by one arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C.ss.ss.1 ET. SEQ.) and not by any state arbitration law.

(b) The arbitrator will have the right to award or include in his award any relief which he deems proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief and attorney's fees and costs, provided that the arbitrator will not have the right to declare any Marks generic or otherwise invalid or, except as otherwise provided in section 53, to award exemplary or punitive damages. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction.

(c) We and you agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. We and you further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

(d) We and you agree that arbitration will be conducted on an individual, not class- wide, basis, and that an arbitration proceeding between us and our shareholders, officers, directors, agents and employees and you (and/or your owners, guarantors, affiliates and employees, if applicable) may not be consolidated with any other arbitration proceeding between us and any other person, corporation or partnership.

(e) Notwithstanding anything to the contrary contained in this section, we and you each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that we and you must contemporaneously submit our dispute for arbitration on the merits as provided herein.

(f) The provisions of this section are intended to benefit and bind certain of your third party non-signatories and will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. The provisions of this section 50 will in no cases apply to our parent company(ies), subsidiary company(ies), or affiliated company(ies).

51. GOVERNING LAW

51.1 All matters relating to arbitration will be governed by the FEDERAL ARBITRATION ACT (9 U.S.C. sec. sec. 1 ET. SEQ.). Except to the extent governed by the Federal Arbitration Act as required hereby, the UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. sec. sec. 1051 ET. SEQ.) or other federal law, this Agreement, the dealership and all claims arising from the relationship between us and you will be governed by the laws of Nevada, without regard to its conflict of laws principles, except that any law regulating the sale of franchises or governing the relationship of a franchisor and its franchisee will not apply unless jurisdictional requirements are met independently without reference to this section.

52. CONSENT TO JURISDICTION

52.1 Subject to section 50 hereof, you and your owners agree that we may institute any action against you or your owners in any state or federal court of general jurisdiction in Nevada, and you (and each owner) irrevocably submit to the jurisdiction of such courts and waive any objection you (or her or she) may have to either the jurisdiction of or venue in such courts.

53. WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL

53.1 Except with respect to your obligation to indemnify us pursuant to section 32 hereof and claims we bring against you for your unauthorized use of the Marks or unauthorized use or disclosure of any Confidential Information, we and you and your respective owners waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between us, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains. We and you irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of us.

54. BINDING EFFECT

54.1 This agreement is binding upon us and you and our respective executors, administrators, heirs, beneficiaries, assigns and successors in interest and may not be modified except by written agreement signed by you and us.

55. LIMITATIONS OF CLAIMS

55.1 Except for claims arising from your nonpayment or underpayment of amounts you owe us pursuant to this Agreement, any and all claims arising out of or relating to this Agreement or our relationship with you will be barred unless a judicial or arbitration proceeding is commenced within one (1) year from the date on which the party asserting such claim knew or should have known of the facts giving rise to such claims.

56. CONSTRUCTION

56.1 The recitals and exhibits are a part of this Agreement which, together with the Manual and our other written policies, constitutes our and your entire agreement except as provided below, and there are no other oral or written understandings or agreements between us and you relating to the subject matter of this Agreement, except that you acknowledge that we justifiably have relied on your representations made prior to the execution of this Agreement as set forth in section 1 hereof. Except as contemplated by the arbitration provisions of section 49 hereof, nothing in this Agreement is intended, nor is deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

57. WITHHOLD APPROVAL

57.1 Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any of your actions or requests, we have the absolute right to refuse any request you make or to withhold our approval of any of your proposed or effected actions that require our approval.

58. JOINT AND SEVERAL OWNERS' LIABILITY

58.1 If two or more persons are at any time the owner of the Business hereunder, whether as partners or joint venturers, their obligations and liabilities to us will be joint and several. References to "owner" mean any person holding a direct or indirect, legal or beneficial ownership interest or voting rights in you (or a transferee of this Agreement and the Business or an interest in you) including without limitation, any person who has a direct or indirect interest in you (or a transferee), this Agreement, the Dealership or the Business and any person who has any other legal or equitable interest, or the power to vest in himself any legal or equitable interest, in the revenue, profits, rights or assets thereof. References to a "controlling interest" in you mean five (5%) percent or more of your voting shares or other voting rights if you are a corporation or partnership. "Person" means any natural person, corporation, general or limited partnership, unincorporated association, cooperative or other legal or functional entity.

59. NOTICES

59.1 All written notices and reports permitted or required to be delivered by the provisions of this Agreement or the Manual will be deemed so delivered:

(a) At the time delivered by hand;

(b) One (1) business day after transmission by telecopy, facsimile or other electronic system;

(c) One (1) business day after being placed in the hands of a commercial courier service for next business day delivery; or

(d) Three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid; and must be addressed to the party to be notified at its most current principal business address of which the notifying party has been notified. Any required payment or report which we do not actually receive during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior thereto) will be deemed delinquent.

60. PAYMENTS

60.1 All payments required to be delivered by the provisions of this Agreement or the Manual will be deemed so delivered as provided in section 58 above and will be deemed delivered by bank-wire transfer upon telephone or electronic confirmation with the receiving bank.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date stated on the first page hereof.

CORE (USA) COMMUNITY-ORIENTED

RESOURCE ENVIRONMENT, INC.

By:

_________________________

Name Printed:

Title: President

Date: _________________________

EACH OF THE UNDERSIGNED PARTIES WARRANTS AND REPRESENTS THAT HE/SHE HAS NOT RELIED UPON ANY GUARANTEES CONCERNING REVENUE, PROFIT OR THE SUCCESS OF THIS DEALERSHIP IN SO SIGNING.

[OWNER CORPORATION OR PARTNERSHIP]

By: ______________________________

Name Printed: ________________________

Title: ______________________________

Dated: ______________________________

AS INDIVIDUALS:

____________________________________

____________________________________

Name Printed: ____________________________

Dated: __________________________________

Name Printed: _____________________________

Date: ___________________________________

EXHIBIT A - OWNERSHIP OF DEALER

EXHIBIT B - DEFINED TERRITORY

EXHIBIT C - PURCHASE PRICE